Black Hills Corp. Reports 2017 Fourth Quarter and Full Year Results

•	Board of directors approves quarterly dividend of $0.475 per share

•	2018 earnings guidance revised

RAPID CITY, S.D. — Feb. 1, 2018 — Black Hills Corp. (NYSE: BKH) today announced 2017 fourth quarter and full year financial results. GAAP income from continuing operations for the fourth quarter and full year of 2017 was $71 million and $201 million, or $1.30 and $3.65 per diluted share, respectively, compared to $52 million and $137 million, or $0.96 and $2.57 per diluted share, respectively, for the same periods in the prior year. The three and 12 months ending Dec. 31, 2017 included a $15 million or $0.26 per share tax benefit resulting from the impact of the Tax Cuts and Jobs Act enacted on Dec. 22, 2017. This impact from the TCJA is discussed in more detail below.

GAAP net income for the fourth quarter and full year of 2017 was $58 million and $184 million, or $1.05 and $3.34 per diluted share, respectively, compared to $18 million and $73 million, or $0.33 and $1.37 per diluted share, respectively, for the same periods in 2016. Net income includes results for our Oil and Gas operations, which are reported as discontinued operations.

Income from continuing operations, as adjusted, for the three and 12 months ending Dec. 31, 2017 was $54 million and $185 million, or $0.98 and $3.36 per diluted share, respectively, compared to $58 million and $167 million or $1.06 and $3.13 per share, respectively, for the same period in 2016 (this is a non-GAAP measure and an accompanying schedule for the GAAP to non-GAAP adjustment reconciliation is provided).

“Although we faced challenges during the year, we delivered solid earnings growth and strong operational execution across our business segments,” said David R. Emery, chairman and CEO of Black Hills Corp. “Adjusted earnings per share from continuing operations for 2017 increased 7.3 percent compared to the prior year, highlighted by a full year of financial results from the acquired SourceGas properties. We also benefited from additional natural gas utility investment opportunities and significant cost savings resulting from the successful integration of SourceGas. Overall financial results were negatively impacted by mild weather.”

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
(in millions, except per share amounts)	2017	2016	2017	2016
GAAP:
Income from continuing operations	$71.3	$52.1	$201.1	$137.1
(Loss) from discontinued operations, net of taxes	(13.6)	(34.0)	(17.1)	(64.2)
Net income available for common stock	$57.7	$18.2	$184.0	$73.0

Earnings per share from continuing operations, diluted	$1.30	$0.96	$3.65	$2.57
Earnings per share from discontinued operations	(0.25)	(0.63)	(0.31)	(1.20)
Earnings per share, diluted	$1.05	$0.33	$3.34	$1.37

Non-GAAP:*
Income from continuing operations, as adjusted	$53.9	$57.7	$185.3	$166.9

Earnings per share from continuing operations, as adjusted, diluted	$0.98	$1.06	$3.36	$3.13

* An accompanying schedule for the GAAP to non-GAAP adjustment reconciliation is provided below.

In November 2017, Black Hills announced its intent to exit the oil and gas business, therefore, results for that segment are reported as discontinued operations beginning with the fourth quarter of 2017. “We have made excellent progress in winding down this business,” said Emery. “Asset sales have been closed or contracts have been signed to divest all of our operated properties, and we expect to divest the remaining non-operated assets by mid-year, completing the divestiture process earlier than originally anticipated. Our ongoing strategic focus will be on our electric and natural gas utilities supported by assets from the power generation and mining segments.”

Black Hills’ 2017 consolidated financial results were impacted by the recently enacted TCJA. The company reported a one-time $15 million tax benefit at year-end 2017 to reflect the required revaluation of deferred taxes. This benefit was included in GAAP earnings but excluded from earnings as adjusted from continuing operations. The TCJA lowers the corporate tax rate to 21 percent from 35 percent. “Lower tax rates mean lower utility bills for our customers,” said Emery. “We are working with utility regulators in each of the states we serve to provide benefits from tax reform to our customers.

“Throughout the year, our focus has been on delivering safe and reliable utility service to our customers,” continued Emery. “We continued to invest in the nearly 800 communities we serve. As an example, since early 2016, we have invested more than $160 million in natural gas infrastructure in northwest Arkansas to support the economic growth in those communities.

“As we enter 2018, we are excited to execute our long-term capital investment program to better serve customers. We are upgrading our natural gas pipeline system, enhancing our electric transmission and distribution system and planning to add more renewable generation. We are also managing costs and improving efficiencies throughout our organization. We are committed to driving long-term earnings and dividend growth,” concluded Emery.

Black Hills Corp. highlights for the fourth quarter and full year 2017, recent regulatory filings, updates and other events include:

Electric Utilities

•
On Sept. 22, the Mountain West Transmission Group, which includes the company’s three electric utilities and seven other electricity providers, formally expressed an interest in joining the Southwest Power Pool regional transmission organization. If the group can reach an acceptable agreement with SPP, filings with the Federal Energy Regulatory Commission and state public utility commissions would be expected in mid-2018 with integration into the SPP in late 2019.

•
On Aug. 4, Colorado Electric received bids related to its request for proposals for an additional 60 megawatts of renewable energy resources to be in service by 2019 to meet Colorado’s renewable energy requirements. Colorado Electric is currently evaluating the bids and plans to present the results to the Colorado Public Utilities Commission on Feb. 9, 2018.

•	On July 19, Wyoming Electric set a new all-time peak load of 249 megawatts, surpassing the previous peak load of 236 megawatts set in July 2016.

•
On June 16, South Dakota Electric entered into an agreement with the South Dakota Public Utilities Commission staff to stabilize rates for customers through a six-year base rate moratorium effective July 1, 2017, through July 1, 2023.

•	On May 30, South Dakota Electric completed construction and placed in service the final segment of a 144-mile transmission line from northeast Wyoming to Rapid City, South Dakota.

Gas Utilities

•
On Dec. 15, Arkansas Gas filed a rate review with the Arkansas Public Service Commission to recover more than $160 million of investments for maintaining and/or enhancing the safety and integrity of its pipeline system. The filing seeks to increase annual revenues by approximately $30 million and requests a 10.2 percent return on equity and a capital structure of 54.7 percent equity and 45.3 percent debt. The filing seeks to implement new rates in the fourth quarter of 2018. Black Hills is reviewing the impact of tax reform as it applies to the filing.

•
On Nov. 17, Wyoming Gas filed a rate review with the Wyoming Public Service Commission to recover safety, reliability and system integrity investments made in Northwest Wyoming since 2015 in its natural gas transmission and distribution pipeline system. The filing seeks to increase annual revenues by approximately $1.4 million and requests a 10.2 percent return on equity and a capital structure of 54.0 percent equity and 46.0 percent debt. The filing seeks to implement new rates in the third quarter of 2018. Black Hills is reviewing the impact of tax reform as it applies to the filing.

•
On Oct. 3, Rocky Mountain Natural Gas, an intrastate natural gas pipeline in Colorado, filed a rate review with the Colorado Public Utilities Commission to recover investments for maintaining and/or enhancing the safety and integrity of its pipeline system during the last three years. The filing seeks to increase annual revenues by approximately $2.0 million and requests a 12.3 percent return on equity and a capital structure of 46.6 percent equity and 53.4 percent debt. The filing seeks to implement new rates in the second quarter of 2018. Black Hills is reviewing the impact of tax reform as it applies to the filing.

Corporate

•
On Jan. 31, 2018, the board of directors declared a dividend of $0.475 per share, equivalent to an annual dividend rate of $1.90 per share. This annual equivalent rate represents an increase of 5 percent over the total 2017 dividend of $1.81 per share and the 48th consecutive annual dividend increase. Common shareholders of record at the close of business on Feb. 15, 2018, will receive $0.475 per share, payable March 1, 2018.

•	On Dec. 12, Moody’s Investors Service affirmed its corporate credit rating of Black Hills Corp. at Baa2 with a stable outlook.

•	On Oct. 4, Fitch Ratings affirmed its corporate credit rating of Black Hills Corp. at BBB+ with a stable outlook.

•
On Aug. 4, a new shelf registration statement was filed with the Securities and Exchange Commission. In conjunction with the shelf registration statement, the company renewed its At-the-Market equity offering program under which it may sell, from time to time, shares of its common stock with an aggregate value of up to $300 million.

•	On July 21, S&P Global Ratings affirmed its corporate credit rating of Black Hills Corp. at BBB with a stable outlook.

•
During the first quarter, Black Hills began issuing commercial paper under a program implemented in late 2016. The company utilized favorable short-term rates on its commercial paper program to repay $100 million of corporate term loan borrowings due in 2019 with principal payments of $50 million paid in May and an additional $50 million paid in July.

•
On Apr. 1, Robert Myers, senior vice president and chief human resources officer, retired after nine years of service. Jennifer Landis, previously vice president of human resources and 15-year veteran of the company, was appointed senior vice president and chief human resources officer, effective Feb. 1, 2017.

•	Effective Jan. 1, 2017, Robert P. Otto joined Black Hills’ board of directors

Discontinued Operations - Oil and Gas

•
As of Jan. 29, 2018, Black Hills has either closed transactions or signed contracts to sell more than 90 percent of its oil and gas properties for an aggregate value of approximately $75 million. The company has executed agreements to sell all its operated properties, and has only non-operated assets with minimal value left to divest. The company plans to conclude the sale of all remaining assets by mid-year 2018.

•
On Nov. 1, Black Hills’ board of directors authorized the sale of all oil and gas assets and the exit of the business. Black Hills began reporting the segment as discontinued operations in the fourth quarter of 2017.

Summary of Tax Reform Impacts

The TCJA legislation was signed into law on Dec. 22, 2017. The new tax law contains several provisions that impacted Black Hills’ 2017 financial results and will impact the company well into the future. The following summary describes the major impacts of the TCJA. Black Hills continues to evaluate the new tax law and has made its assumptions based on information currently available.

•
The new tax law required revaluation of federal deferred tax assets and liabilities using the new lower corporate tax rate of 21 percent. The revaluation for the utilities required the creation of a regulatory liability of approximately $300 million and an offsetting reduction in deferred tax liability. This regulatory liability will generally be amortized over the remaining life of the related assets as specifically prescribed in the TCJA. On a consolidated financial statement basis, the revaluation resulted in a one-time, non-cash, income tax benefit of approximately $15 million in 2017.

•
Tax reform will be beneficial to our utility customers primarily as a result of the reduction in the corporate income tax rate. The lower tax rate will negatively impact the company’s cash flows by approximately $35 million to $45 million annually for the next several years. We are working with utility regulators in each of the states we serve to provide the benefits from tax reform to our customers.

•
The TCJA includes provisions limiting interest deductibility in certain circumstances. Black Hills expects to maintain deductibility of interest expense. However, the lower tax rate reduces the tax benefits on holding company debt. This effect will be largely offset by the impact of the lower tax rate on non-utility earnings.

BLACK HILLS CORPORATION
CONSOLIDATED FINANCIAL RESULTS

(Minor differences may result due to rounding.)

(in millions, except per share amounts)	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2017	2016	2017	2016
Net income (loss) available for common stock:

Electric	$41.7	$23.2	$110.1	$85.8
Gas	24.4	29.6	65.8	59.6
Power generation	28.5	6.0	46.5	25.9
Mining	5.3	3.1	14.4	10.1
	99.9	62.0	236.7	181.4

Corporate and Other	(28.6)	(9.8)	(35.6)	(44.3)

Income from continuing operations (a)	71.3	52.1	201.1	137.1

Loss from discontinued operations, net of tax	(13.6)	(34.0)	(17.1)	(64.2)
Net income available for common stock	$57.7	$18.2	$184.0	$73.0

Weighted average shares outstanding:
Basic	53.3	52.9	53.2	51.9
Diluted	54.9	54.4	55.1	53.3

Earnings per share:
Diluted -
Continuing Operations	$1.30	$0.96	$3.65	$2.57
Discontinued Operations	(0.25)	(0.63)	(0.31)	(1.20)
Total Diluted Earnings Per Share	$1.05	$0.33	$3.34	$1.37

(a)
Income from continuing operations available for common stock for 2017 includes a net tax benefit of $15 million from the revaluation of deferred tax balances due to the decrease in the statutory Federal income tax rate as a result of the TCJA. The impact to our operating segments included: a tax benefit at Electric Utilities of $23 million, Power Generation $24 million and Mining $2.7 million; and tax expense at Gas Utilities of $6.8 million, and Corporate and Other of $28 million.

The variances to the prior year are discussed below in the Segment Performance Summaries.

2018 EARNINGS GUIDANCE REVISED

Black Hills reduced guidance for 2018 earnings per share from continuing operations, as adjusted, to be in the range of $3.30 to $3.50 per share (a non-GAAP measure*), from $3.35 to $3.55 per share, due primarily to rising short-term interest rates and tax reform impacts. The revised guidance range is based on the following assumptions:

•	Capital spending of $431 million;

•	Normal weather conditions within our utility service territories including temperatures, precipitation levels and wind conditions;

•	Normal operations for planned construction, maintenance and/or capital investment projects;

•	Successful completion of rate reviews for electric and gas utilities;

•	No significant unplanned outages at any of our power generation facilities;

•	No planned equity financing under our At-the-Market equity offering program;

•	Conversion of equity units prior to Nov. 1, 2018;

•	Lower tax benefits on holding company debt (due to the lower tax rate), which are largely offset by the benefit of the lower tax rate on non-utility earnings;

•	No significant acquisitions or divestitures; and

•	Oil and gas segment reported as discontinued operations

*
Earnings per share from continuing operations, as adjusted, is defined as GAAP Earnings per share from continuing operations, adjusted for expenses and gains that the company believes do not reflect the company’s core operating performance. Examples of these types of adjustments may include unique one-time non-budgeted events, impairing of assets, and acquisition and disposition costs. The company is not able to provide forward-looking quantitative GAAP to non-GAAP reconciliation for the 2018 earnings guidance, as adjusted, because we do not know the unplanned or unique events that may occur.

ANNUAL MEETING OF SHAREHOLDERS

The company’s annual meeting of shareholders will be held on Tuesday, April 24, 2018, at 9:30 a.m. local time, at Black Hills’ company headquarters located at 7001 Mt. Rushmore Road in Rapid City, South Dakota. The company plans to mail the Annual Report and Proxy Statement on or about March 15, 2018, to shareholders of record as of March 5, 2018.

CONFERENCE CALL AND WEBCAST

The company will host a live conference call and webcast at 11 a.m. EST on Friday, Feb. 2, 2018, to discuss the company’s financial and operating performance.
To access the live webcast and download a copy of the investor presentation, go to the Black Hills website at www.blackhillscorp.com and click on “Events & Presentations” in the “Investor Relations” section. The presentation will be posted on the website before the webcast. Listeners should allow at least five minutes for registering and accessing the presentation. Those interested in asking a question during the live broadcast or those without internet access can call 866-544-7741 if calling within the United States. International callers can call 724-498-4407. All callers need to enter the pass code 4396776 when prompted.
For those unable to listen to the live broadcast, a replay will be available on the company’s website or by telephone through Friday, Feb. 23, 2018, at 855-859-2056 in the United States and at 404-537-3406 for international callers. The replay pass code is 4396776.

USE OF NON-GAAP FINANCIAL MEASURE

As noted in this news release, in addition to presenting its earnings information in conformity with Generally Accepted Accounting Principles (GAAP), the company has provided non-GAAP earnings data reflecting adjustments for special items as specified in the GAAP to non-GAAP adjustment reconciliation table below. Net income (loss), as adjusted, is defined as Net income (loss), adjusted for expenses and gains that the company believes do not reflect the company’s core operating performance. The company believes that non-GAAP financial measures are useful to investors because the items excluded are not indicative of the company’s continuing operating results. The company’s management uses these non-GAAP financial measures as an indicator for planning and forecasting future periods. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the company’s results as reported under GAAP. The presentation of these non-GAAP financial measures should not be construed as an inference that future results will not be affected by unusual, non-routine, or non-recurring items.

Gross margin (revenue less cost of sales) is considered a non-GAAP financial measure due to the exclusion of deprecation from the measure. The presentation of gross margin is intended to supplement investors’ understanding of operating performance. Gross margin for our Electric Utilities is calculated as operating revenue less cost of fuel, purchased power and cost of gas sold. Gross margin for our Gas Utilities is calculated as operating revenue less cost of gas sold. Our gross margin is impacted by the fluctuations in power purchases and natural gas and other fuel supply costs. However, while these fluctuating costs impact gross margin as a percentage of revenue, they only impact total gross margin if the costs cannot be passed through to customers. Our gross margin measure may not be comparable to other companies’ gross margin measure. Furthermore, this measure is not intended to replace operating income as determined in accordance with GAAP as an indicator of operating performance.

GAAP TO NON-GAAP ADJUSTMENT RECONCILIATION

	Three Months Ended Dec. 31,				Twelve Months Ended Dec. 31,
(In millions, except per share amounts)	2017		2016		2017		2016
	Income	EPS	Income	EPS	Income	EPS	Income	EPS
Income from continuing operations available for common stock (GAAP)	$71.3	$1.30	$52.1	$0.96	$201.1	$3.65	$137.1	$2.57
Adjustments:
External acquisition costs (pre-tax)	2.0	0.04	8.5	0.16	4.4	0.08	45.7	0.86
Tax reform and other tax items	(18.7)	(0.34)	—	—	(18.7)	(0.34)	—	—
Total adjustments	(16.7)	(0.30)	8.5	0.16	(14.3)	(0.26)	45.7	0.86

Tax on adjustments:
Acquisition costs	(0.7)	(0.02)	(3.0)	(0.06)	(1.5)	(0.03)	(16.0)	(0.30)
Total tax on adjustments	(0.7)	(0.02)	(3.0)	(0.06)	(1.5)	(0.03)	(16.0)	(0.30)

Rounding	—	—	0.1	—	—	—	0.1	—
Income from continuing operations available for common stock, as adjusted (non-GAAP)	$53.9	$0.98	$57.7	$1.06	$185.3	$3.36	$166.9	$3.13

SEGMENT PERFORMANCE SUMMARY

Our segment highlights for the three months and 12 months ended Dec. 31, 2017, compared to the three months and 12 months ended Dec. 31, 2016, are discussed below. The following segment information does not include certain inter-company eliminations. Minor differences in comparative amounts may result due to rounding. All amounts are presented on a pre-tax basis unless otherwise indicated.

Electric Utilities

	Three Months Ended Dec. 31,		Variance	Twelve Months Ended Dec. 31,		Variance
	2017	2016	2017 vs. 2016	2017	2016	2017 vs. 2016
	(in millions)
Gross margin	$107.6	$107.2	$0.4	$436.2	$415.9	$20.3

Operations and maintenance	47.0	41.8	5.2	172.3	158.1	14.2
Depreciation and amortization	23.9	21.9	2.0	93.3	84.6	8.7
Operating income	36.7	43.5	(6.8)	170.6	173.2	(2.6)

Interest expense, net	(13.2)	(13.6)	0.4	(52.3)	(50.3)	(2.0)
Other (expense) income, net	0.2	0.4	(0.2)	1.7	3.2	(1.5)
Income tax benefit (expense)	18.1	(7.0)	25.1	(10.0)	(40.2)	30.2
Net income (loss)	$41.7	$23.2	$18.5	$110.1	$85.8	$24.3

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
Operating Statistics:	2017	2016	2017	2016
Retail sales - MWh	1,286,012	1,292,447	5,189,084	5,140,519
Contracted wholesale sales - MWh	184,939	64,543	722,659	246,630
Off-system sales - MWh	183,980	199,813	661,263	769,843
Total electric sales - MWh	1,654,931	1,556,803	6,573,006	6,156,992

Regulated power plant availability:
Coal-fired plants (a)	91.4%	96.9%	88.9%	90.2%
Natural gas fired plants and other plants	97.5%	94.9%	96.1%	95.1%
Wind (b)	97.1%	79.3%	93.3%	79.3%
Total availability	95.5%	95.6%	93.6%	93.5%

Wind capacity factor	43.8%	37.8%	36.7%	36.6%

(a) Both the 12 months ended December 31, 2017 and 2016 included outages. 2017 included planned outages at Neil Simpson II, Wyodak, and Wygen II and an unplanned outage at Wygen III; and 2016 included a planned outage at Wygen III, an extended planned outage at Wyodak, and an unplanned outage at Neil Simpson II.
(b) 2016 is lower due to the addition of the Peak View Wind Project with ownership transfer in November, 2016.

Fourth Quarter 2017 Compared to Fourth Quarter 2016

Gross margin was comparable to the same period in the prior year primarily reflecting a $1.9 million increase in rider revenues primarily related to transmission investment recovery and $0.3 million return on investment for the Peak View Wind Project, offset by $0.8 million of lower large customer loads due to plant outages and operational changes, and adjustments to cost recovery mechanisms.

Operations and maintenance increased primarily due to $1.7 million higher generation outage and major maintenance expenses as compared to the same period in the prior year. An additional $1.3 million of indirect corporate costs are included at the electric utilities; these costs were previously charged to the Oil and Gas segment, now reported as discontinued operations. Employee costs increased $0.6 million as a result of prior year integration activities and transition expenses charged to Corporate and Other. In addition, operating expenses increased $0.3 million from the addition of the Peak View Wind Project and the 40-megawatt gas turbine at the Pueblo Airport Generating Station. A variety of smaller items contribute to the remainder of the increase in operations and maintenance expenses.

Depreciation and amortization increased primarily due to a higher asset base driven by the addition of the Peak View Wind Project and the 40 megawatt gas turbine at the Pueblo Airport Generating Station.

Interest expense, net was comparable to the same period in the prior year.

Other income (expense), net was comparable to the same period in the prior year.

Income tax benefit (expense): The effective tax rate decreased in 2017 due to a tax benefit of $23 million resulting from revaluation of net deferred tax liabilities in accordance with the ASC 740 and the enactment of the TCJA on December 22, 2017. This benefit was primarily related to the revaluation of net operating losses and other tax basis items not included in the ratemaking construct. Production tax credits associated with the Peak View Wind Project increased by $0.8 million reflecting a full quarter of production tax credits compared to a partial quarter in 2016. The prior year included a $1.3 million benefit related to the flow-through treatment of a treasury grant related to the Busch Ranch Wind Project.

Full Year 2017 Compared to Full Year 2016

Gross margin increased over the prior year primarily reflecting a $7.8 million return on investment from the Peak View Wind Project, a $7.4 million increase in rider revenues primarily related to transmission investment recovery, and a $2.1 million increase in commercial and industrial margins driven by increased demand largely associated with data centers in Cheyenne, Wyoming. A variety of smaller items contribute to the remainder of the net increase.

Operations and maintenance increased primarily due to $4.8 million of higher employee costs as a result of prior year integration activities and transition expenses charged to Corporate and Other, $2.6 million of higher generation outage expenses, $1.9 million of higher property taxes with an increased asset base, and $1.7 million of higher operating expenses from the Peak View Wind Project and the 40-megawatt gas turbine at the Pueblo Airport Generating Station. An additional $1.3 million of indirect corporate costs are included at the electric utilities; these costs were previously charged to our Oil and Gas segment, now reported as discontinued operations.

Depreciation and amortization increased primarily due to a higher asset base driven partially by the addition of the Peak View Wind Project and the 40-megawatt gas turbine at the Pueblo Airport Generating Station.

Interest expense, net increased primarily due to higher intercompany debt resulting from additional investments as compared to the prior year.

Other (expense) income, net decreased due to reduced AFUDC with lower capital spend.

Income tax benefit (expense): The effective tax rate is lower in 2017 primarily due to a $23 million benefit resulting from revaluation of net deferred tax liabilities in accordance with ASC 740 and the enactment of the TCJA on December 22, 2017. This benefit was primarily related to the revaluation of net operating losses and other tax basis items not included in the ratemaking construct. Production tax credits associated with the Peak View Wind Project increased by $4.0 million reflecting a full year of production tax credits compared to two months in 2016. The prior year included a $1.3 million benefit related to the flow-through treatment of a treasury grant related to the Busch Ranch Wind Project.

Gas Utilities

	Three Months Ended Dec. 31,		Variance	Twelve Months Ended Dec. 31,		Variance
	2017	2016	2017 vs. 2016	2017	2016	2017 vs. 2016
	(in millions)
Gross margin	$152.8	$150.3	$2.5	$538.0	$486.2	$51.8

Operations and maintenance	68.1	66.0	2.1	269.2	245.8	23.4
Depreciation and amortization	21.1	21.2	(0.1)	83.7	78.3	5.4
Operating income	63.6	63.1	0.5	185.1	162.0	23.1

Interest expense, net	(19.7)	(21.2)	1.5	(78.6)	(75.0)	(3.6)
Other (expense) income, net	(0.5)	0.2	(0.7)	(0.8)	0.2	(1.0)
Income tax (expense)	(19.1)	(12.4)	(6.7)	(39.8)	(27.5)	(12.3)
Net income (loss)	24.4	29.7	(5.3)	65.9	59.7	6.2
Net income attributable to noncontrolling interest	—	(0.1)	0.1	(0.1)	(0.1)	—
Net income (loss) available for common stock	$24.4	$29.6	$(5.2)	$65.8	$59.6	$6.2

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
Operating Statistics:	2017	2016	2017	2016
Total gas sales - Dth	28,962,898	22,605,976	87,816,522	79,165,742
Total transport and transmission volumes - Dth	39,285,415	40,192,683	141,600,080	126,927,565

Fourth Quarter 2017 Compared to Fourth Quarter 2016

Gross margin increased primarily due to a $2.3 million weather impact in our Nebraska and Iowa service territories with higher heating degree days as compared to the same period in the prior year.

Operations and maintenance increased primarily due to $1.6 million of additional indirect corporate costs included at the gas utilities; these costs were previously charged to our Oil and Gas segment, now reported as discontinued operations. Employee costs increased $1.0 million as a result of prior year integration activities and transition expenses charged to Corporate and Other. A variety of smaller items contribute to the partially offsetting decrease in operations and maintenance expenses.

Depreciation and amortization was comparable to the same period in the prior year.

Interest expense, net decreased primarily due to a prior year adjustment for revaluation of debt acquired form SourceGas.

Other income (expense), net was comparable to the same period in the prior year.

Income tax benefit (expense): The effective tax rate increased in 2017 primarily due to additional tax expense of $6.8 million as a result of the TCJA enacted on December 22, 2017 and from a $2.2 million tax benefit recognized in the prior year primarily related to favorable flow-through adjustments recognized in accordance with prescribed regulatory treatment. Partially offsetting these is a $4.1 million tax benefit recognized in the current year from a true-up to the filed 2016 SourceGas tax returns related to the SourceGas acquisition.

Full Year 2017 Compared to Full Year 2016

Gross margin increased primarily due to additional margins of approximately $51 million contributed by the SourceGas utilities in the first quarter of 2017 compared to the first quarter of 2016 which included approximately 1.5 months of SourceGas results. 2017 reflects a full twelve months of SourceGas results as compared to approximately 10.5 months in 2016.

Operations and maintenance increased primarily due to additional operating costs of approximately $19 million for the acquired SourceGas utilities, reflecting a full twelve months of results in 2017 as compared to approximately 10.5 months in 2016. Employee-related expenses increased $6.2 million for the Black Hills legacy gas utilities as a result of prior year integration activities and transition expenses charged to Corporate and Other. An additional $1.6 million of indirect corporate costs are included at the gas utilities; these costs were previously charged our Oil and Gas segment, now reported as discontinued operations. A variety of smaller items contribute to the partially offsetting decrease in operations and maintenance expenses.

Depreciation and amortization increased primarily due to additional depreciation from the acquired SourceGas utilities.

Interest expense, net increased primarily due to additional interest expense from the acquired SourceGas utilities.

Other income (expense), net was comparable to the same period in the prior year.

Income tax benefit (expense): The effective tax rate increased in 2017 primarily due to additional tax expense of $6.8 million as a result of the TCJA enacted on December 22, 2017 and from a $2.2 million tax benefit recognized in the prior year primarily related to favorable flow-through adjustments recognized in accordance with prescribed regulatory treatment. Partially offsetting these is a $4.1 million tax benefit recognized in the current year from a true-up to the filed 2016 SourceGas tax returns related to the SourceGas acquisition.

Power Generation

	Three Months Ended Dec. 31,		Variance	Twelve Months Ended Dec. 31,		Variance
	2017	2016	2017 vs. 2016	2017	2016	2017 vs. 2016
	(in millions)
Revenue	$23.3	$22.8	$0.5	$91.5	$91.1	$0.4

Operations and maintenance	8.2	8.5	(0.3)	32.4	32.6	(0.2)
Depreciation and amortization (a)	2.7	1.0	1.7	6.0	4.1	1.9
Operating income	12.4	13.3	(0.9)	53.2	54.4	(1.2)

Interest expense, net	(0.8)	(0.4)	(0.4)	(2.8)	(1.8)	(1.0)
Other income (expense), net	—	—	—	(0.1)	—	(0.1)
Income tax benefit (expense)	20.4	(3.7)	24.1	10.3	(17.1)	27.4
Net income (loss)	32.0	9.2	22.8	60.6	35.5	25.1
Net income attributable to noncontrolling interest (b)	(3.6)	(3.2)	(0.4)	(14.1)	(9.6)	(4.5)
Net income (loss) available for common stock	$28.5	$6.0	$22.5	$46.5	$25.9	$20.6

(a)
The generating facility located in Pueblo, Colorado, is accounted for as a capital lease under GAAP; therefore, depreciation expense for the original cost of the facility is recorded at the Electric Utility segment.

(b)	On April 14, 2016, Black Hills Electric Generation sold a 49.9%, noncontrolling interest in Black Hills Colorado IPP.

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
Contracted Fleet Power Plant Availability	2017	2016	2017	2016
Gas-fired plants	99.3%	99.2%	99.2%	99.2%
Coal-fired plants	100.0%	99.5%	96.9%	95.5%
Total availability	99.5%	99.3%	98.6%	98.3%

Fourth Quarter 2017 Compared to Fourth Quarter 2016

Net income available for common stock for the Power Generation segment was $28 million for the three months ended December 31, 2017, compared to Net income available for common stock of $6.0 million for the same period in 2016. Revenue and operating expenses were comparable to the same period in the prior year and depreciation expense increased on non-leased assets. The variance to the prior year was primarily driven by a $24 million current year tax benefit recognized from the revaluation of deferred tax liabilities in accordance with the TCJA enacted on December 22, 2017.

Full Year 2017 Compared to Full Year 2016

Net income available for common stock for the Power Generation segment was $46 million for the year ended December 31, 2017, compared to Net income available for common stock of $26 million for the same period in 2016. Revenue and operating expenses were comparable to the same period in the prior year and depreciation expense increased on non-leased assets. The variance to the prior year was primarily driven by a $24 million current year tax benefit recognized from the revaluation of deferred tax liabilities in accordance with the TCJA enacted on December 22, 2017.

Mining

	Three Months Ended Dec. 31,		Variance	Twelve Months Ended Dec. 31,		Variance
	2017	2016	2017 vs. 2016	2017	2016	2017 vs. 2016
	(in millions)
Revenue	$17.6	$16.1	$1.5	$66.6	$60.3	$6.3

Operations and maintenance	12.7	10.4	2.3	44.9	39.6	5.3
Depreciation, depletion and amortization	2.0	2.1	(0.1)	8.2	9.3	(1.1)
Operating income (loss)	2.9	3.7	(0.7)	13.5	11.4	2.1

Interest (expense) income, net	(0.1)	(0.1)	—	(0.2)	(0.4)	0.2
Other income (expense)	0.5	0.6	(0.1)	2.2	2.2	—
Income tax benefit (expense)	1.9	(1.1)	3.0	(1.1)	(3.1)	2.0
Net income (loss)	$5.3	$3.1	$2.2	$14.4	$10.1	$4.3

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2017	2016	2017	2016
Operating Statistics:	(in thousands)
Tons of coal sold	1,056	1,095	4,183	3,817
Cubic yards of overburden moved	2,637	2,400	9,018	7,916

Revenue per ton	$16.70	$14.74	$15.93	$15.79

Fourth Quarter 2017 Compared to Fourth Quarter 2016

Revenue increased primarily due to higher contract pricing for those contracts based on actual mining costs, partially offset by a 4 percent decline in tons of coal sold due to a Wygen III plant outage. During the current period, approximately 45 percent of our coal production was sold under contracts that are priced based on actual mining costs, including income taxes, consistent with the same period of the prior year.

Operations and maintenance increased primarily due to equipment major maintenance and an increase in overburden moved.

Depreciation, depletion and amortization was comparable to the same period in the prior year.

Interest (expense) income, net was comparable to the same period in the prior year.

Income tax benefit (expense): The effective tax rate decreased in 2017 due to a $2.7 million benefit recognized as a result of the revaluation of deferred tax liabilities in accordance with the TCJA enacted on December 22, 2017.

Full Year 2017 Compared to Full Year 2016

Revenue increased primarily due to a 10 percent increase in tons sold driven primarily by an 11-week outage at the Wyodak plant in the prior year.

Operations and maintenance increased due to higher equipment major maintenance, higher overburden moved and higher royalties and production taxes on increased revenues.

Depreciation, depletion and amortization decreased primarily due to lower plant in service and lower asset retirement obligation costs.

Interest (expense) income, net was comparable to the same period in the prior year.

Income tax benefit (expense): The effective tax rate is lower in 2017 primarily due to a $2.7 million benefit resulting from revaluation of net deferred tax liabilities in accordance with the enactment of the TCJA on December 22, 2017.

Corporate and Other

Corporate and Other represents certain unallocated expenses for administrative activities and interest and taxes that support our reportable operating segments. Corporate and Other also includes business development activities that do not fall under our operating segments. Below is a summary of operating expenses and tax (expenses) benefits included in Corporate and Other for the three and twelve months ended December 31:

	Three Months Ended Dec. 31,		Variance	Twelve Months Ended Dec. 31,		Variance
	2017	2016	2017 vs. 2016	2017	2016	2017 vs. 2016
	(in millions)

Tax Reform Impact (a)	$(28.4)	$—	$(28.4)	$(28.4)	$—	$(28.4)
External acquisition costs, after-tax (b)	(1.3)	(5.5)	4.2	(2.5)	(29.7)	27.2
Internal acquisition labor, after-tax (b)	(0.1)	(1.7)	1.6	(0.5)	(9.1)	8.6
Discontinued operations operating expense reallocation (c)	(0.9)	(0.9)	—	(1.0)	(3.5)	2.5
Discontinued Operations interest expense reallocation (c)	(0.8)	(1.0)	0.2	(3.2)	(3.6)	0.4
Tax benefit (d)	—	—	—	—	4.4	(4.4)
Other corporate (expenses) income	2.9	(0.7)	3.6	—	(2.8)	2.8
Net (Loss) from Corporate and Other	$(28.6)	$(9.8)	$(18.8)	$(35.6)	$(44.3)	$8.7
____________

(a)
Represents the revaluation of deferred tax balances not attributable to our operating segments or discontinued operations due to the decrease in the statutory Federal income tax rate as a result of the TCJA.

(b)
Acquisition and transition costs attributed to the SourceGas Acquisition including incremental transaction costs consisting of professional fees, financing fees, employee-related expenses and other miscellaneous costs and internal labor costs attributable to the acquisition that would otherwise have been charged to the other business segments.

(c)
Reallocated indirect corporate operating costs and interest expenses previously allocated to BHEP which are not reclassified to discontinued operations in accordance with GAAP as these costs will have a continuing impact on the Company. In 2017 the indirect corporate operating costs have been allocated to our other business segments; after-tax 2017 operating expenses of approximately $2.0 million were reallocated to our other business segments in 2017.

(d)
We recognized a $4.4 million tax benefit during 2016 as a result of an agreement reached with IRS Appeals relating to the release of the reserve for after-tax interest expense previously accrued with respect to the liability for uncertain tax positions involving a like-kind exchange transaction from 2008.

Fourth Quarter 2017 Compared to Fourth Quarter 2016

Net loss for the three months ended Dec. 31, 2017, was $(29) million compared to net loss of $(9.8) million for the same period in the prior year. The variance from the prior year was due to:

•	Tax expense of $28 million not attributable to our operating segments reflecting the revaluation of deferred tax balances as a result of the TCJA;

•	A decrease in acquisition and transition expenses of approximately $5.8 million driven by lower external acquisition costs and lower internal labor attributed to the SourceGas Acquisition;

•
As a result of the Oil and Gas segment being reported as discontinued operations in 2017, indirect operating costs that would have been charged to this segment were reallocated to other business segments in 2017. These same costs in 2016 are reported as Corporate and Other; and

•	A net increase in other corporate (expenses) income of $3.6 million.

Full Year 2017 Compared to Full Year 2016

Net loss for the 12 months ended Dec. 31, 2017, was $(36) million compared to net loss of $(44) million for the same period in the prior year. The variance from the prior year was due to:

•	Tax expense of $28 million not attributable to our operating segments reflecting the revaluation of deferred tax balances as a result of the TCJA;

•	A decrease in acquisition and transition expenses of approximately $36 million driven by lower external acquisition costs and lower internal labor attributed to the SourceGas Acquisition;

•
As a result of the Oil and Gas segment being reported as discontinued operations in 2017, indirect operating costs of $2.0 million, after-tax, that would have been charged to this segment were reallocated to other business segments in 2017. These same costs in 2016 are reported as Corporate and Other;

•	A decrease of approximately $4.4 million in tax benefits; and

•	A net decrease in other corporate (expenses) income.

Discontinued Operations

	Three Months Ended Dec. 31,		Variance	Twelve Months Ended Dec. 31,		Variance
	2017	2016	2017 vs. 2016	2017	2016	2017 vs. 2016
	(in millions)
Revenue	$6.2	$8.4	$(2.2)	$25.4	$34.1	$(8.7)

Operations and maintenance	5.2	6.4	(1.2)	22.9	27.2	(4.3)
Depreciation, depletion and amortization	1.4	2.4	(1.0)	7.5	13.5	(6.0)
Impairment of long-lived assets	20.4	54.7	(34.3)	20.4	107.0	(86.6)
Operating income (loss)	(20.8)	(55.1)	34.3	(25.4)	(113.6)	88.2

Interest income (expense), net	—	0.2	(0.2)	0.2	0.7	(0.5)
Other (expense) income, net	(0.3)	—	(0.3)	(0.3)	0.1	(0.4)
Income tax benefit (expense), net	7.5	20.9	(13.4)	8.4	48.6	(40.2)
Net income (loss)	$(13.6)	$(34.0)	$20.4	$(17.1)	$(64.2)	$47.1

Fourth Quarter 2017 Compared to Fourth Quarter 2016

Revenue decreased primarily due to a 37 percent decrease in the average price received, including hedges, for crude oil sold and a 16 percent decrease in the average price received, including hedges, for natural gas sold.

Operations and maintenance decreased primarily due to lower employee costs, and lower production taxes and ad valorem taxes on lower revenue.

Depreciation, depletion and amortization decreased due to the reduction of the full cost pool resulting from the prior year ceiling test impairments and no depletion recorded on assets held for sale beginning on November 1, 2017.

Impairment of long-lived assets represents a $20 million non-cash fair value impairment of assets held for sale in 2017 compared to prior year ceiling test write-down of $55 million driven by low commodity pricing.

Income tax benefit (expense): Each period presented reflects a tax benefit. The tax benefit for the fourth quarter of 2016 was favorably impacted by an accrual of a marginal gas well tax credit.

Full Year 2017 Compared to Full Year 2016

Revenue decreased primarily due to a decrease in production related to current year and prior year property sales and a decrease in the average price received, including hedges, for crude oil sold, partially offset by an increase in the average price received, including hedges, for natural gas sold.

Operations and maintenance decreased primarily due to lower employee costs as a result of the reduction in staffing and lower production taxes and ad valorem taxes on lower production and lower revenue.

Depreciation, depletion and amortization decreased due to the reduction of the full cost pool resulting from the prior year ceiling test impairments and no depletion recorded on assets held for sale beginning on November 1, 2017.

Impairment of long-lived assets represents a $20 million non-cash fair value impairment of assets held for sale in 2017 compared to prior year impairments that included a $14 million write-down of depreciable properties excluded from the full-cost pool and a ceiling test write-down of $93 million.

Interest income (expense), net decreased primarily due to lower capitalized interest expense.

Income tax (expense) benefit: Each period reflects a tax benefit. The effective tax rate for 2016 was impacted by a benefit of approximately $5.8 million from additional percentage depletion deductions being claimed with respect to a change in estimate for tax purposes. Such deductions are primarily the result of a change in the application of the maximum daily limitation of 1,000 Bbls of oil equivalent allowed under the Internal Revenue Code.

BLACK HILLS CORPORATION

Black Hills Corp. (NYSE: BKH) is a customer focused, growth-oriented utility company with a tradition of improving life with energy and a vision to be the energy partner of choice. Based in Rapid City, South Dakota, the company serves 1.2 million natural gas and electric utility customers in eight states: Arkansas, Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. More information is available at www.blackhillscorp.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission, or SEC. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. This includes, without limitations, our 2018 earnings guidance. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation, the risk factors described in Item 1A of Part I of our 2016 Annual Report on Form 10-K and other reports that we file with the SEC from time to time, and the following:

•	The accuracy of our assumptions on which our earnings guidance is based;

•	The impacts of the TCJA on customers, rate base, valuation of deferred tax assets and liabilities, interest expense and cash flow;

•
Our ability to obtain adequate cost recovery for our utility operations through regulatory proceedings and favorable rulings in periodic applications to recover costs for capital additions, plant retirements and decommissioning, fuel, transmission, purchased power and other operating costs, the timing in which new rates would go into effect and the results of regulatory proceedings regarding the effects of the TCJA;

•	Our ability to complete our capital program in a cost-effective and timely manner;

•	The impact of future governmental regulation; and

•	Other factors discussed from time to time in our filings with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time-to-time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

	Consolidating Income Statement
Three Months Ended Dec. 31, 2017	Electric Utilities	Gas Utilities	Power Generation	Mining	Corporate	Electric Utility Inter-Co Lease Elim*	Power Generation Inter-Co Lease Elim*	Other Inter-Co Eliminations	Dis-continued Operations	Total
	(in millions)
Revenue	$171.0	$273.4	$1.9	$9.0	$—	$—	$—	$—	$—	$455.3
Inter-company revenue	5.6	(0.1)	21.4	8.7	87.1	—	0.8	(123.5)	—	—
Fuel, purchased power and cost of gas sold	69.0	120.6	—	—	0.1	1.6	—	(32.1)	—	159.1
Gross Margin	107.6	152.8	23.3	17.6	87.1	(1.6)	0.8	(91.4)	—	296.2

Operations and maintenance	47.0	68.1	8.2	12.7	73.0	—	—	(77.5)	—	131.4
Depreciation, depletion and amortization	23.9	21.1	2.7	2.0	5.2	(3.3)	1.1	(5.1)	—	47.6
Operating income (loss)	36.7	63.6	12.4	2.9	8.9	1.7	(0.3)	(8.8)	—	117.2

Interest expense, net	(13.8)	(20.5)	(1.1)	(0.1)	(38.6)	—	—	39.1	—	(35.0)
Interest income	0.6	0.8	0.2	—	29.1	—	—	(30.4)	—	0.3
Other income (expense)	0.2	(0.5)	—	0.5	108.9	—	—	(108.9)	—	0.1
Income tax benefit (expense)	18.1	(19.1)	20.4	1.9	(28.5)	(0.6)	0.1	(0.1)	—	(7.8)
Income (loss from continuing operations	41.7	24.4	32.0	5.3	79.7	1.1	(0.2)	(109.1)	—	74.8
(Loss) from discontinued operations, net of tax	—	—	—	—	—	—	—	—	(13.6)	(13.6)
Net income (loss)	41.7	24.4	32.0	5.3	79.7	1.1	(0.2)	(109.1)	(13.6)	61.2
Net income attributable to noncontrolling interest	—	—	(3.6)	—	—	—	—	—	—	(3.6)
Net income (loss) available for common stock	$41.7	$24.4	$28.5	$5.3	$79.7	$1.1	$(0.2)	$(109.1)	$(13.6)	$57.7

*
The generating facility constructed by Black Hills Colorado IPP at our Pueblo Airport Generation site which sells energy and capacity under a 20-year PPA to Colorado Electric is accounted for as a capital lease. Therefore, revenue and expenses of the Electric Utilities and Power Generation segments reflect adjustments for lease accounting which are eliminated in consolidations.

Three Months Ended Dec. 31, 2016	Electric Utilities	Gas Utilities	Power Generation	Mining	Corporate	Electric Utility Inter-Co Lease Elim*	Power Generation Inter-Co Lease Elim*	Other Inter-Co Eliminations	Dis-continued Operations	Total
	(in millions)
Revenue	$170.5	$274.5	$1.9	$8.6	$—	$—	$—	$—	$—	$455.4
Inter-company revenue	3.5	—	20.9	7.6	96.5	—	0.7	(129.2)	—	—
Fuel, purchased power and cost of gas sold	66.9	124.2	—	—	—	1.4	—	(29.9)	—	162.6
Gross Margin	107.2	150.3	22.8	16.1	96.4	(1.4)	0.7	(99.3)	—	292.8

Operations and maintenance	41.8	66.0	8.5	10.4	95.5	—	—	(85.7)	—	136.5
Depreciation, depletion and amortization	21.9	21.2	1.0	2.1	5.9	(3.3)	3.0	(5.7)	—	46.0
Operating income (loss)	43.5	63.1	13.3	3.7	(4.9)	1.9	(2.2)	(7.9)	—	110.3

Interest expense, net	(14.4)	(20.7)	(0.8)	(0.1)	(38.7)	—	—	40.3	—	(34.5)
Interest income	0.8	(0.4)	0.4	—	30.0	—	—	(31.8)	—	(1.1)
Other income (expense)	0.4	0.2	—	0.6	38.9	—	—	(39.3)	—	0.8
Income tax benefit (expense)	(7.0)	(12.4)	(3.7)	(1.1)	3.9	(0.7)	0.8	—	—	(20.1)
Income (loss) from continuing operations	23.2	29.7	9.2	3.1	29.2	1.2	(1.4)	(38.8)	—	55.4
(Loss) from discontinued operations, net of tax	—	—	—	—	—	—	—	—	(34.0)	(34.0)
Net income (loss)	23.2	29.7	9.2	3.1	29.2	1.2	(1.4)	(38.8)	(34.0)	21.4
Net income attributable to noncontrolling interest	—	(0.1)	(3.2)	—	—	—	—	—	—	(3.2)
Net income (loss) available for common stock	$23.2	$29.6	$6.0	$3.1	$29.2	$1.2	$(1.4)	$(38.8)	$(34.0)	$18.2

*
The generating facility constructed by Black Hills Colorado IPP at our Pueblo Airport Generation site which sells energy and capacity under a 20-year PPA to Colorado Electric is accounted for as a capital lease. Therefore, revenue and expenses of the Electric Utilities and Power Generation segments reflect adjustments for lease accounting which are eliminated in consolidations.

Twelve Months Ended Dec. 31, 2017	Electric Utilities	Gas Utilities	Power Generation	Mining	Corporate	Electric Utility Inter-Co Lease Elim*	Power Generation Inter-Co Lease Elim*	Other Inter-Co Eliminations	Dis-continued Operations	Total
	(in millions)
Revenue	$689.9	$947.6	$7.3	$35.5	$—	$—	$—	$—	$—	$1,680.3
Inter-company revenue	14.7	—	84.3	31.2	344.7	—	3.1	(477.9)	—	—
Fuel, purchased power and cost of gas sold	268.4	409.6	—	—	0.2	6.0	—	(120.8)	—	563.3
Gross Margin	436.2	538.0	91.5	66.6	344.5	(6.0)	3.1	(357.1)	—	1,117.0

Operations and maintenance	172.3	269.2	32.4	44.9	296.1	—	—	(302.8)	—	512.0
Depreciation, depletion and amortization	93.3	83.7	6.0	8.2	21.0	(13.1)	9.6	(20.5)	—	188.2
Operating income (loss)	170.6	185.1	53.2	13.5	27.4	7.1	(6.5)	(33.7)	—	416.7

Interest expense, net	(55.2)	(80.8)	(4.0)	(0.2)	(152.4)	—	—	154.5	—	(138.1)
Interest income	3.0	2.3	1.1	—	115.4	—	—	(120.7)	—	1.0
Other income (expense)	1.7	(0.8)	(0.1)	2.2	330.4	—	—	(331.3)	—	2.1
Income tax benefit (expense)	(10.0)	(39.8)	10.3	(1.1)	(25.4)	(2.6)	2.4	(0.1)	—	(66.4)
Income (loss) from continuing operations	110.1	65.9	60.6	14.4	295.3	4.5	(4.1)	(331.3)	—	215.4
(Loss) from discontinued operations, net of tax	—	—	—	—	—	—	—	—	(17.1)	(17.1)
Net income (loss)	110.1	65.9	60.6	14.4	295.3	4.5	(4.1)	(331.3)	(17.1)	198.3
Net income attributable to noncontrolling interest	—	(0.1)	(14.1)	—	—	—	—	—	—	(14.2)
Net income (loss) available for common stock	$110.1	$65.8	$46.5	$14.4	$295.3	$4.5	$(4.1)	$(331.3)	$(17.1)	$184.0

*
The generating facility constructed by Black Hills Colorado IPP at our Pueblo Airport Generation site which sells energy and capacity under a 20-year PPA to Colorado Electric is accounted for as a capital lease. Therefore, revenue and expenses of the Electric Utilities and Power Generation segments reflect adjustments for lease accounting which are eliminated in consolidations.

	Consolidating Income Statement
Twelve Months Ended Dec. 31, 2016	Electric Utilities	Gas Utilities	Power Generation	Mining	Corporate	Electric Utility Inter-Co Lease Elim*	Power Generation Inter-Co Lease Elim*	Other Inter-Co Eliminations	Dis-continued Operations	Total
	(in millions)
Revenue	$664.3	$838.3	$7.2	$29.1	$—	$—	$—	$—	$—	$1,538.9
Inter-company revenue	13.0	—	84.0	31.2	347.5	—	2.7	(478.3)	—	—
Fuel, purchased power and cost of gas sold	261.3	352.2	—	—	0.5	5.3	—	(120.1)	—	499.1
Gross Margin	415.9	486.2	91.1	60.3	347.0	(5.3)	2.7	(358.2)	—	1,039.8

Operations and maintenance	158.1	245.8	32.6	39.6	378.7	—	—	(326.8)	—	528.1
Depreciation, depletion and amortization	84.6	78.3	4.1	9.3	22.9	(13.1)	11.7	(22.5)	—	175.5
Operating income (loss)	173.2	162.0	54.4	11.4	(54.6)	7.8	(9.0)	(8.9)	—	336.2

Interest expense, net	(56.2)	(76.6)	(3.8)	(0.4)	(114.6)	—	—	115.5	—	(136.1)
Interest income	5.9	1.6	2.0	—	97.1	—	—	(105.2)	—	1.4
Other income (expense)	3.2	0.2	—	2.2	179.8	—	—	(181.0)	—	4.4
Income tax benefit (expense)	(40.2)	(27.5)	(17.1)	(3.1)	28.4	(2.9)	3.3	—	—	(59.1)
Income (loss) from continuing operations	85.8	59.7	35.5	10.1	136.2	4.9	(5.7)	(179.7)	—	146.8
(Loss) from discontinued operations, net of tax	—	—	—	—	—	—	—	—	(64.2)	(64.2)
Net income (loss)	85.8	59.7	35.5	10.1	136.2	4.9	(5.7)	(179.7)	(64.2)	82.6
Net income attributable to noncontrolling interest	—	(0.1)	(9.6)	—	—	—	—	—	—	(9.7)
Net income (loss) available for common stock	$85.8	$59.6	$25.9	$10.1	$136.2	$4.9	$(5.7)	$(179.7)	$(64.2)	$73.0

*
The generating facility constructed by Black Hills Colorado IPP at our Pueblo Airport Generation site which sells energy and capacity under a 20-year PPA to Colorado Electric is accounted for as a capital lease. Therefore, revenue and expenses of the Electric Utilities and Power Generation segments reflect adjustments for lease accounting which are eliminated in consolidations.

Investor Relations:
Jerome E. Nichols    605-721-1171
Email    investorrelations@blackhillscorp.com

Media Contact:
24-hour Media Assistance    888-242-3969